Exhibit 5.1

April 4, 2005

Graco Inc.
88-11th Avenue N.E.
Minneapolis, Minnesota 55413-1894

To Whom It May Concern:

I am a member of the bar of the State of Minnesota and Vice President, General Counsel and Secretary of Graco Inc. (the “Company”). Reference is made to the Registration Statement on Form S-8 that the Company intends to file with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the purpose of registering $5,000,000 of deferred compensation obligations (the “Obligations”) to be offered under the Graco Deferred Compensation Plan (2005 Statement) (the “Plan”) to a select group of managers and other highly compensated employees of the Company and its affiliates.

I have examined such documents and have reviewed such questions of law as I have considered necessary and appropriate for the purposes of this opinion. I am of the opinion that the Obligations have been duly authorized by the Company and, when created in accordance with the terms of the Plan, will be valid and binding obligations of the Company, except as limited by bankruptcy, insolvency, or other laws of general application relating to or affecting creditors’ remedies and by general principles of equity.

My opinions expressed above are limited to the laws of the State of Minnesota.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Robert M. Mattison Vice President, General Counsel And Secretary